Exhibit 99.1

INDEX TO CARVE-OUT CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PEAK BIO

Carve-out Condensed Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2022 and 2021

(Unaudited)

PEAK BIO

BALANCE SHEETS

	September 30,	December 31,
	2022	2021
Assets	(unaudited )
Current assets
Cash and cash equivalents	$437,401	$205,477
Deferred offering costs	655,142	—
Prepaid expenses and other current assets	169,452	253,669

Total current assets	1,261,995	459,146
Property and equipment, net	392,201	380,610
Restricted cash	237,000	237,000
Operating lease right-of-use asset	3,619,389	—
Noncurrent assets	1,500	1,500

Total assets	$5,512,085	$1,078,256

Liabilities and deficit
Current liabilities
Accounts payable	$2,123,108	$301,469
Accrued expenses	907,963	990,485
Operating lease liability, current	695,001	—
Related party loans	1,923,044	1,500,000

Total current liabilities	5,649,116	2,791,954
Operating lease liability, net of current portion	3,438,857	—
Long-term convertible notes payable	1,337,220	—
Long-term related party loan	500,000	—
Deferred tax liability	18,000	35,000
Other noncurrent liabilities	28,503	186,570

Total liabilities	10,971,696	3,013,524

Commitments and contingencies (Note 9)
Deficit
Common stock, par value of $0.3868 per share; 300,000,000 shares authorized; 8,347,469 and no shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	3,228,627	—
Additional paid-in capital	1,451,986	—
Accumulated net parent investment in Peak Bio	—	(2,023,711)
Accumulated deficit	(10,200,044)	—
Accumulated other comprehensive income	59,820	88,443

Total deficit	(5,459,611)	(1,935,268)

Total liabilities and deficit	$5,512,085	$1,078,256

See accompanying notes to the carve-out condensed consolidated financial statements.

PEAK BIO

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Revenue
Grant revenue	$346,413	$497,578

Total revenue	346,413	497,578

Operating expenses
Research and development	3,443,147	5,759,896
General and administrative	3,543,018	1,663,734

Total operating expenses	6,986,165	7,423,630

Loss from operations	(6,639,752)	(6,926,052)

Other income (expense)
Interest expense	(2,514)	(3,694)
Fair value adjustment to long-term convertible notes payable	(87,220)	—
Other income	342,281	367,770

Total other income, net	252,547	364,076

Loss before income tax benefit (expense)	(6,387,205)	(6,561,976)
Income tax benefit (expense)	51,000	(63,000)

Net loss	$(6,336,205)	$(6,624,976)

Net loss per common share, basic and diluted	$(0.76)	$(0.80)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	8,301,253	8,283,613

Other comprehensive loss:
Foreign currency translation	(28,623)	503,344

Total comprehensive loss	$(6,364,828)	$(6,121,632)

See accompanying notes to the carve-out condensed consolidated financial statements.

PEAK BIO

STATEMENTS OF EQUITY (DEFICIT)

(Unaudited)

For the Nine Months Ended September 30, 2021	Common Stock		Additional Paid-In	Accumulated Net Parent Investment	Accumulated Other Comprehensive	Accumulated	Total
	Shares	Amount	Capital	In Peak Bio	(Loss) Income	Deficit	Equity (Deficit)
Balance, December 31, 2020	—	$—	$—	$(159,972)	$(433,270)	$—	$(593,242)
Net investment from parent	—	—	—	7,261,348	—	—	7,261,348
Foreign currency translation	—	—	—	—	503,344	—	503,344
Net loss	—	—	—	(6,624,976)	—	—	(6,624,976)

Balance, September 30, 2021	—	$—	$—	$476,400	$70,074	$—	$546,474

For the Nine Months Ended September 30, 2022	Common Stock		Additional Paid-In	Accumulated Net Parent Investment	Accumulated Other Comprehensive	Accumulated	Total
	Shares	Amount	Capital	In Peak Bio	Income	Deficit	Deficit
Balance, December 31, 2021	—	$—	$—	$(2,023,711)	$88,443	$—	$(1,935,268)
Issuance of common stock	63,856	24,525	1,127,638	—	—	—	1,152,163
Net investment from parent	—	—	—	1,363,974	—	—	1,363,974
Foreign currency translation	—	—	—	—	(28,623)	—	(28,623)
Consummation of Spin-Off	8,283,613	3,204,102	—	2,760,172		(5,964,274)	—
Share-based compensation	—	—	324,348	—	—	—	324,348
Net loss	—	—	—	(2,100,435)	—	(4,235,770)	(6,336,205)

Balance, September 30, 2022	8,347,469	$3,228,627	$1,451,986	$—	$59,820	$(10,200,044)	$(5,459,611)

See accompanying notes to the carve-out condensed consolidated financial statements.

PEAK BIO

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(6,336,205)	$(6,624,976)
Adjustment to reconcile net loss to net cash used in operating activities
Share-based compensation	432,362	(11,612)
Depreciation	122,525	134,920
Gain on extinguishment of debt	—	(371,591)
Fair value adjustment on convertible note	87,220	—
Amortization of right-of-use lease asset	570,103	—
Changes in operating assets and liabilities
Prepaid expenses and other current assets	84,218	40,211
Deferred offering costs	(655,142)	—
Accounts payable	1,821,639	(271,942)
Accrued expenses	317,476	87,722
Operating lease liabilities	(55,634)	—
Other noncurrent liabilities and deferred tax liability	(175,066)	—

Net cash used in operating activities	(3,786,504)	(7,017,268)

Cash flows from investing activities
Purchase of property and equipment	(128,454)	(7,540)

Net cash used in investing activities	(128,454)	(7,540)

Cash flows from financing activities
Proceeds from net shareholder contributions	1,250,298	5,109,098
Proceeds from long-term convertible notes payable	1,250,000	492,375
Proceeds from related party loans	523,044	1,500,000
Proceeds from issuance of common stock	1,152,163	—

Net cash provided by financing activities	4,175,505	7,101,473

Net increase in cash and cash equivalents	260,547	76,665
Effect of exchange rate changes on cash and cash equivalents	(28,623)	503,344
Cash, cash equivalents and restricted cash, beginning of period	442,477	409,867

Cash, cash equivalents and restricted cash, end of period	$674,401	$989,876

Components of cash, cash equivalents and restricted cash
Cash and cash equivalents	437,401	929,876
Restricted cash	237,000	60,000

Total cash, cash equivalents and restricted cash	$674,401	$989,876

Non-cash investing and financing activities:

Operating lease liabilities arising from obtaining right-of-use assets	$4,189,492	$—

Related party loan entered into for settlement of accrued expenses	$400,000	$—

See accompanying notes to the carve-out condensed consolidated financial statements.

PEAK BIO

NOTES TO CARVE-OUT CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Description of the Business

The accompanying carve-out condensed consolidated financial statements and notes have been prepared to include certain assets and liabilities of pH Pharma Co., Ltd (now Peak Bio Co., Ltd. or “Peak Bio”) (sometimes referred to as “pH Pharma Ltd” prior to the Spin-Off described below), on the basis described within Note 2, Summary of Significant Accounting Policies, with certain wholly-owned subsidiaries of Peak Bio, that were included following the Spin-Off as follows: Ph Pharma, Inc, as well as certain assets and liabilities allocated to Peak Bio, including the PHP- 303 and PH-1 ADC Platform programs. These are collectively referred to herein as the Balance Sheets, Statements of Operations and Comprehensive Loss, Statements of Deficit and Statements of Cash Flows of Peak Bio (“Peak Bio” or the “Company”).

The Spin-Off was completed on March 1, 2022, prior to the execution of the Business Combination Agreement with Ignyte Acquisition Corp (“Ignyte”), with Peak Bio retaining the PHP-303 and PH-1 ADC Platform. Historically and throughout the periods presented, the PHP-303 and PH-1 ADC Platform programs have been owned by pH Pharma Co., Ltd and its subsidiaries (prior to the change of its name to Peak Bio Co., Ltd.). The PHP-303 and PH-1 ADC Platform programs have historically operated as a part of pH Pharma Co., Ltd and not as a separate stand-alone entity or group.

Peak Bio is a clinical-stage biotechnology company focused on discovering, developing and delivering innovative therapies for multiple therapeutic areas. The Company has established a portfolio of potential therapies for the aging population. The Company’s pipeline includes the PHP-303 program for genetic disease, liver disease and inflammation, specifically for Alpha-1 antitrypsin deficiency (AATD) and acute respiratory distress syndrome (ARDS) including COVID-19. The Company’s pipeline also includes PH-1 ADC Platform for oncology.

2.	Summary of Significant Accounting Policies

Basis of Presentation Prior to April 1, 2022

The accompanying carve-out condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and are comprised of the Company’s activities distributed across multiple legal entities of pH Pharma Ltd. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these carve-out condensed consolidated financial statements are read in conjunction with the December 31, 2021 carve-out consolidated audited financial statements. In the opinion of management, the accompanying carve-out condensed consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments, considered necessary for a fair presentation of the Company’s financial position, results of operations, comprehensive loss, and cash flows for the periods presented. Intercompany accounts and transactions are eliminated in consolidation.

These carve-out condensed consolidated financial statements have been extracted from the accounting records of pH Pharma Ltd. The historical results of operations, financial position, and cash flows may not be indicative of what such results of operations, financial position, and cash flows would have been had the Company been a separate standalone entity, nor are they indicative of what the results of operations, financial position and cash flows may be in the future.

The accompanying carve-out condensed consolidated financial statements reflect assets, liabilities, revenue, and expenses that are directly attributable to the Company, including the assets, liabilities, revenue and expenses of the PHP-303 and PH-1 ADC Platform programs. The assets and liabilities excluded from the accompanying carve-out condensed consolidated financial statements consist of:

•

Cash provided by pH Pharma Ltd to fund operations. pH Pharma Ltd uses a centralized approach to cash management and financing of its operations. Accordingly, only the cash, cash equivalents and restricted cash residing in pH Pharma, Inc., a 100% owned U.S. subsidiary of pH Pharma Ltd, has been reflected in these carve-out condensed consolidated financial statements.

•

Other assets and liabilities at pH Pharma Ltd which are not directly related to, or are not specifically owned by, or are not commitments, of the Company, including fixed assets and leases shared by the Company with other businesses of pH Pharma Ltd.

•

Most of the pH Pharma Ltd’s third-party debt and the related interest expense have not been allocated to these carve-out condensed consolidated financial statements as the Company was not the legal obligor of the third-party debt and pH Pharma Ltd’s borrowings were not directly attributable to the Company. The carve-out condensed consolidated financial statements include the Paycheck Protection Program (“PPP”) loans and 50% of a related party loan (see Note 13, Debt), for additional information. To fund short-term cash flow shortages, pH Pharma Ltd advanced funds to the Company during the nine months ended September 30, 2022 and years ended December 31, 2021 and 2020. These advances were short-term in nature and, as the amounts due were typically paid within 30 days, no interest was charged. These advances to pH Pharma Ltd for the nine months ended September 30, 2022 and the years ended December 31, 2021 and 2020 were $853,000, $5.6 million and $7.7 million, respectively. These advances are not expected to be paid back by the Company and have been excluded from the historical financial statements.

The majority of the Company’s operating expenses related to research and development (“R&D”). R&D expenses directly related to the Company were entirely attributed to the Company in the accompanying carve-out condensed consolidated financial statements. R&D salaries, wages and benefits were allocated to the Company using methodologies based on the proportionate share of R&D expenses for the PHP-303 and PH-1 ADC Platform programs compared to the R&D expenses for pH Pharma Ltd as a whole. The Company also received services and support from other functions of pH Pharma Ltd. The Company’s operations are dependent upon the ability of these other functions to provide these services and support. The costs associated with these services and support were allocated to the Company using methodologies based on the proportionate share of R&D expenses for the PHP-303 and PH-1 ADC Platform programs compared to the total R&D expenses and certain administrative expenses for pH Pharma Ltd as a whole. These allocated costs were primarily related to corporate administrative expenses, non-R&D employee related costs, including salaries and other benefits, for corporate and shared employees, and other expenses for shared assets for the following functional groups: information technology, legal, accounting and finance, human resources, facilities, and other corporate and infrastructural services. These allocated costs were primarily recorded as R&D expenses and general and administrative (“G&A”) expenses in the condensed consolidated statements of operations and comprehensive loss.

The Company believes the assumptions and allocations underlying the carve-out condensed consolidated financial statements were reasonable and appropriate under the circumstances.

Basis of Presentation After April 1, 2022

The Spin-Off resulted in Peak Bio retaining the PHP-303 and PH-1 ADC Platform programs. Historically and throughout the periods presented, the PHP-303 and PH-1 ADC Platform programs have been owned by pH Pharma Co., Ltd and its subsidiaries (prior to the change of its name to Peak Bio Co., Ltd.). The PHP-303 and PH-1 ADC Platform programs have historically operated as a part of pH Pharma Co., Ltd and not as a separate stand-alone entity or group. The Spin-Off resulted in Peak Bio retaining approximately 90% of the equity outstanding in pH Pharma co., Ltd., consisting of 8,283,613 shares of common stock and 693,000 stock options.

As of April 1, 2022, as a result of the Spin-Off, the Company concluded that all the assets and liabilities of the newly created Peak Bio legal entity were contributed by the parent company pH Pharma Ltd. No other assets or liabilities were considered to be attributable to Peak Bio or that would be transferred to Peak Bio upon the completion of the Business Combination, eliminating the necessity to allocate a portion of pH Pharma Ltd.’s assets and liabilities to Peak Bio on a carve-out basis. Therefore, there was no longer a need to allocate assets and liabilities, as well as expenses, from the parent company for the carve-out condensed consolidated financial statements.

The accompanying financial statements have been prepared in conformity with U.S. GAAP. Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP, as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB.

The Company’s carve-out condensed consolidated financial statements for the nine months ended September 30, 2022 include the accounts of Peak Bio Co., Ltd. and its subsidiary, Peak Bio CA., Inc. All intercompany balances and transactions have been eliminated in consolidation.

Segment Information

The Company currently operates in one business segment focused on the discovery and development of innovative therapies for multiple therapeutic areas. The Company is not organized by market and is managed and operated as one business. The Company does not operate any separate lines of business or separate business entities with respect to its programs. Accordingly, the Company does not accumulate discrete financial information with respect to separate service lines, and thus there is one reporting unit.

Going Concern

Since inception, the Company has incurred significant net losses. The Company incurred net losses of $6.3 million and $6.6 million for the nine months ended September 30, 2022 and 2021, respectively. The Company has not been capitalized with sufficient funding to conduct its operations. The Company expects to incur significant expenses and operating losses for the foreseeable future as it continues its efforts to identify product candidates and seek regulatory approvals within its portfolio.

The Company will need additional financing to fund its ongoing activities. The Company may raise this additional funding through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions and funding under government contracts. The Company may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms, or at all. If the Company is unable to raise capital when needed or on attractive terms, the Company could be forced to delay, reduce or eliminate certain of the Company’s research and development programs. There can be no assurances that other sources of financing would be available or that pH Pharma Ltd will continue to financially support the Company’s operations. Due to these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

The accompanying carve-out condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The carve-out condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might result from the outcome of the uncertainties discussed above.

The Company’s future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of additional financing as discussed above; (ii) the success of its research and development programs; (iii) the development of competitive therapies by other biotechnology and pharmaceutical companies; (iv) the Company’s ability to manage growth of the organization; (v) the Company’s ability to protect its proprietary technology; and ultimately (vi) regulatory approval and market acceptance of the Company’s product candidates.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions, are used for, but not limited to, include stock-based compensation, the fair value of the convertible promissory notes, the valuation of pH Pharma Ltd common stock and the allocation of certain pH Pharma Ltd expenses in the carve-out condensed consolidated financial statements.

Additionally, the Company assessed the impact the COVID-19 pandemic has had on its operations and financial results as of September 30, 2022. The Company’s analysis was informed by the facts and circumstances as they were known to the Company. This assessment considered the impact COVID-19 may have on financial estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses. Based on this assessment, the Company’s operations have not been significantly impacted. However, the Company’s results of operations in future periods may be negatively impacted by unknown future impacts from COVID-19.

Fair Value Measurements

The Company records certain liability balances under the fair value measurements as defined by the Financial Accounting Standards Board (“FASB”) guidance. Current FASB fair value guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, current FASB guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions that market participants assumptions would use in pricing assets or liabilities (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at measurement date. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid instruments, consisting of money market accounts in the U.S. and South Korea.

Restricted Cash

The Company has a lease agreement for the premises it occupies in Palo Alto, California. A secured letter of credit in lieu of a lease deposit totaling $177,000 is secured by restricted cash in the same amount at September 30, 2022 and December 31, 2021. The secured letter of credit will remain in place for the life of the related lease, expiring in March 2027 (see Note 8, Leases). The Company also has established a restricted bank account to secure its credit cards in the amount of $60,000 at September 30, 2022 and December 31, 2021.

Concentration of Credit Risk

The Company maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts in the U.S. and South Korea, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by placing such deposits in high credit quality federally insured financial institutions.

The Company received all of its total revenue through a grant from a government organization during the nine months ended September 30, 2022 and 2021.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated over the estimated useful lives of the respective assets, which range from two to five years, or the lesser of the related initial term of the lease or useful life for leasehold improvements.

The initial cost of property and equipment consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are charged to expense in the period in which the costs are incurred. Major replacements, improvements, and additions are capitalized in accordance with Company policy.

Revenue Recognition

The Company’s revenue is primarily generated through grants from government organizations.

The Company recognizes revenue from these contracts during the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grant are met. The Company concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, “Not-for-Profit Entities”, and that the grants are not within the scope of ASC 606, “Revenue from Contracts with Customers”, as the organizations providing the grants do not meet the definition of a customer. Qualifying expenses are recognized when incurred as research and development expenses. Revenues and related expenses are presented gross in the statements of operations as the Company determined it is the principal in conducting the research and development services and the primary obligor relative to the research and development services it performed as lead technical expert. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs related to personnel, including salaries and other personnel related expenses, contract manufacturing and supply, consulting fees, and the cost of facilities and support services used in drug development. Assets acquired that are used for research and development and have no future alternative use are expensed as in-process research and development.

Share-based Compensation

The Company recognizes share-based compensation expense for grants under pH Pharma Ltd’s equity plan for employees. At September 30, 2022, pH Pharma Ltd had one share-based employee compensation plan, which is described more fully in Note 5, Share-Based Compensation.

The Company applies the fair value method of measuring share-based compensation, which requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

Determination of the Fair Value of Convertible Notes

The Company has elected the fair value option for the accounting for the convertible promissory notes issued in 2022. Fair value adjustments to the convertible notes are included in other income (expenses) in the condensed consolidated statements of operations and comprehensive loss.

•	The fair value of the initial closing of our convertible promissory notes in 2022 was determined to be equal to the proceeds of $1.25 million on issuance.

•

The fair value of the convertible promissory notes as of September 30, 2022 was determined using a scenario-based valuation method based on the closing of the Business Combination Agreement. The Company assumed a 70%-75% probability of closing the Business Combination Agreement and 25%-30% probability of not closing at issuance of the convertible promissory notes. The Company assumed an 80% probability of closing the Business Combination Agreement and 20% probability of not closing at September 30, 2022.

Net Loss Per Share

As a result of the Spin-Off, Peak Bio had 8,283,613 shares of common stock outstanding as of March 1, 2022. As such these shares are being utilized for the calculation of basic net loss per share for the periods prior to the Spin-Off.

The Company has reported losses since inception and has computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per common share after giving consideration to all potentially dilutive common shares, including options to purchase common stock, outstanding during the period determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. Because the Company has reported net losses since inception, these potential common shares have been anti-dilutive and basic and diluted loss per share have been the same.

The following table sets forth the potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to include them would be anti-dilutive (in common stock equivalent shares):

	Nine Months Ended September 30,
	2022	2021
Stock options to purchase common stock	685,800	659,000

Income Taxes

Deferred income taxes reflect future tax effects of temporary differences between the tax and financial reporting basis of the Company’s assets and liabilities measured using enacted tax laws and statutory tax rates applicable to the periods when the temporary differences will affect taxable income. When necessary, deferred tax assets are reduced by a valuation allowance, to reflect realizable value, and all deferred tax balances are reported as long-term on the balance sheet. Accruals are maintained for uncertain tax positions, as necessary.

The Company uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. The Corporation has elected to treat interest and penalties related to income taxes, to the extent they arise, as a component of income taxes.

ASC 740, “Income Taxes”, prescribes the accounting for uncertainty in income taxes recognized in the financial statements. The Company regularly assesses the outcome of potential examinations in each of the taxing jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit which is more likely than not to be realized upon ultimate settlement.

Common Stock Valuations

Prior to the Spin-Off, the Company was required to periodically estimate the fair value of pH Pharma Ltd.’s common stock with the assistance of an independent third-party valuation firm when issuing stock options and computing the estimated stock-based compensation expense. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment.

In order to determine the fair value of pH Pharma Ltd.’s common stock, the Company considered, among other items, previous transactions involving the sale of the pH Pharma Ltd.’s securities, the pH Pharma Ltd.’s business, financial condition and results of operations, economic and industry trends, the market performance of comparable publicly traded companies, and the lack of marketability of the pH Pharma Ltd.’s common stock.

Risks and Uncertainties

The Company relies, and expects to continue to rely, on a small number of vendors to provide services, supplies and materials related to its research and development programs. These research and development programs could be adversely affected by a significant interruption in these services or the availability of materials.

Recently Adopted Accounting Standards

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases” (“ASC 842”) to enhance the transparency and comparability of financial reporting related to leasing arrangements. Under this new lease standard, most leases are required to be recognized on the balance sheet as right-of-use assets and lease liabilities. Disclosure requirements have been enhanced with the objective of enabling financial statement users to assess the amount, timing, and uncertainty of cash flows arising from leases. Prior to January 1, 2019, U.S. GAAP did not require lessees to recognize assets and liabilities related to operating leases on the balance sheet. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement as well as the reduction of the right of use asset.

The Company has adopted the standard effective January 1, 2022 and has chosen to use the effective date as our date of initial application. Prior to January 1, 2022, the Company accounted for leases under ASC 840, “Accounting for Leases”. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods prior to January 1, 2022. The new standard provides a number of optional practical expedients in transition. The Company has elected to apply the ‘package of practical expedients’ which allow us to not reassess (i) whether existing or expired arrangements contain a lease, (ii) the lease classification of existing or expired leases, or (iii) whether previous initial direct costs would qualify for capitalization under the new lease standard. The Company has also elected to apply (i) the practical expedient which allows us to not separate lease and non-lease components, for new leases entered into after adoption and (ii) the short-term lease exemption for all leases with an original term of less than 12 months, for purposes of applying the recognition and measurements requirements in the new standard. For the impact to the Company’s consolidated financial statement upon adoption of the new leasing standard, see Note 8 to our carve-out condensed consolidated financial statements.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and the Company’s control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. As of the ASC 842 effective date, the Company’s incremental borrowing rate is approximately 10.0% based on the remaining lease term of the applicable leases.

The Company has elected to combine lease and non-lease components as a single component. Operating leases are recognized on the balance sheet as ROU lease assets, lease liabilities current and lease liabilities non-current. Fixed rents are included in the calculation of the lease balances while variable costs paid for certain operating and pass-through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

Income Taxes

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes” (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of ASU No. 2019-12 on January 1, 2022 did not have a material impact on the carve-out condensed consolidated financial statements.

Grant Revenue

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), which requires business entities to disclose information about transactions with a government entity that are accounted for by applying a grant or contribution model by analogy. For transactions within scope, the new standard requires the disclosure of information about the nature of the transaction, including significant terms and conditions, as well as the amounts and specific financial statement line items affected by the transaction. The new guidance is effective for annual reporting periods beginning after December 15, 2021. The Company adopted ASU 2021-10 in the first quarter of 2022. The adoption of this update did not have a material impact on the Company’s financial statements and footnote disclosures.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU 2016-13 within ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”. The guidance is effective for fiscal years beginning after December 15, 2022. The Company is currently assessing the potential impact of adopting ASU 2016-13 on its financial statements and financial statement disclosures.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies the accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for such exception and simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for public business entities that meet the definition of a SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the potential impact of adopting ASU 2020-06 on its financial statements and financial statement disclosures.

3.	Property and Equipment

Property and equipment consist of the following:

	September 30,	December 31,
	2022	2021
Lab equipment	$682,209	$682,209
Leasehold improvements	41,578	8,519
Computer equipment	106,979	11,584
Computer software	3,725	3,725

Gross property and equipment	$834,491	$706,037

Less: accumulated depreciation	(442,290)	(325,427)

Net property and equipment	$392,201	$380,610

Depreciation expense, including an allocation of depreciation expense from pH Pharma Ltd, was $122,525 and $134,920 for the nine months ended September 30, 2022 and 2021, respectively.

4.	Accrued Expenses

Accrued expenses consist of the following:

	September 30,	December 31,
	2022	2021
Contract research and development costs	$—	$486,795
Employee compensation costs	376,881	157,248
Professional fees	430,319	—
Income tax	73,270	107,474
Other liabilities	27,493	238,968

Total accrued expenses	$907,963	$990,485

Included in contract research and development costs as of December 31, 2021 was the liability related to the upfront payment received from VennDC, LLC (“Venn”). See Note 10, Collaborative and Licensing Agreements, for additional information.

5.	Share-Based Compensation

The pH Pharma Ltd Stock Option Plan (the “Plan”) provides for the granting of stock options to purchase common stock in pH Pharma Ltd to employees, directors, advisors, and consultants at a price to be determined by pH Pharma Ltd’ Board of Directors. The Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of pH Pharma Ltd’s business. Under the provisions of the Plan, stock options will generally have a term of 7 years. The Board of Directors of pH Pharma Ltd, or its committee, is responsible for determining the individuals to be granted stock options, the number of stock options each individual will receive, the stock option price per share, and the exercise period of each stock option. Stock options granted pursuant to the Plan generally vest on the second-year anniversary date of grant and may be exercised in whole or in part for 100% of the shares vested at any time after the date of grant.

The Spin-Off was completed on March 1, 2022, prior to the execution of the Business Combination Agreement with Ignyte Acquisition Corp (“Ignyte”), with holders of stock options in the Plan retaining 693,000 stock options in the Company and 77,000 in the spun-out company pH Pharma Co., Ltd. Since this allocation of stock options was administrative in nature, it did not result in any incremental stock-based compensation expense under modification accounting.

The Black-Scholes option pricing model is used when estimating the grant date fair value for stock-based awards. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was based on the historical volatility of a publicly traded set of peer companies of pH Pharma Ltd. The expected life was equal to the contractual life of the stock option. The risk-free interest rate is based on U.S. Treasury, zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. Forfeitures related to equity-based compensation awards are recognized as they occur, and the Company reverses any previously recognized compensation cost associated with forfeited awards in the period the forfeiture occurs.

The following table summarizes the stock option activity:

	Number of Options	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding, December 31, 2021	657,000	$15.18	4.1	$—
Granted	135,000	$16.36
Allocation of stock options in Spin-Off	(77,000)	$15.18
Cancelled	(29,200)	$15.70

Outstanding, September 30, 2022	685,800	$13.28	3.8	$890,401
Exercisable at September 30, 2022	617,000	$12.56	3.2	$890,401

The fair value of the stock options granted is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	Nine Months Ended September 30,
	2022	2021
Expected volatility	75.1%	76.6%
Risk-free interest rate	1.81%	1.15%
Expected term (in years)	7.0	7.0
Expected dividend yield	0%	0%

For the nine months ended September 30, 2022 and 2021, the share-based compensation expense allocated to the Company was $432,362 and $(11,612), respectively. As of September 30, 2022, there was $461,410 of unrecognized compensation cost related to unvested stock-based compensation arrangements that is expected to be recognized over a weighted average period of 1.3 years. The following table summarizes information related to share-based compensation expense recognized in the condensed consolidated statements of operations and comprehensive loss related to the equity awards:

	Nine Months Ended September 30,
	2022	2021
Research and development	$316,452	$(2,463)
General and administrative	115,910	(9,149)

Total equity-based compensation	$432,362	$(11,612)

6.	Fair Value of Financial Instruments

The Company’s financial assets and liabilities are measured at fair value and classified within the fair value hierarchy which is defined as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 - Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.

•	Level 3 - Inputs that are unobservable for the asset or liability.

The Company believes the carrying amounts of its cash and cash equivalents and related party loan approximate their fair values due to their near-term maturities.

As of December 31, 2021, the Company did not have any assets or liabilities that were recorded at fair value on a recurring basis. The following table presents a roll-forward of the fair value of the convertible notes payable that will be measured at fair value on a recurring basis for which fair value is determined by Level 3 inputs as of September 30, 2022:

Nine Months Ended September 30, 2022
Balance at beginning of the year	$—

Issuance of convertible note	1,250,000
Fair value adjustments	87,220

Balance at end of the year	$1,337,220

Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Our long-term note payable is classified within Level 3 of the fair value hierarchy because the fair value measurement is based, in part, on significant inputs not observed in the market.

From July through September 2022, the Company received proceeds from loans in the amount of $1.25 million from several lenders. We have elected to account for the loans at fair value. The Company determined the fair value of the loans using a scenario-based valuation method based on the closing of the Business Combination Agreement. The Company assumed a 70%-75% probability of closing the Business Combination Agreement and 25%-30% probability of not closing at issuance of the convertible promissory notes. The Company assumed an 80% probability of closing the Business Combination Agreement and 20% probability of not closing at September 30, 2022. This approach results in the classification of these securities as Level 3 of the fair value hierarchy. For the nine months ended September 30, 2022, we recognized a $87,220 loss in the statements of operations and comprehensive loss as fair value adjustments to convertible note with respect to changes to the fair value of the note payable during the year.

There were no transfers among Level 1, Level 2 or Level 3 categories in the nine months ended September 30, 2022 and 2021.

7.	Related Party Transactions and Shared Service Costs

Transactions entered into between the Company and pH Pharma Ltd were included within the carve-out condensed consolidated financial statements and are considered related party transactions and have been adjusted to Deficit within the condensed consolidated balance sheets and statements of cash flows as they represent an investment to the Company. The components of the net transfers from pH Pharma Ltd as of September 30, 2022 and 2021 are as follows:

	Nine Months Ended September 30,
	2022	2021
Corporate allocations
Research and development	$482,160	$1,720,094
Selling, general and administrative	72,345	393,556
Accounts payable and general financing activities	809,469	5,147,698

Net increase in investment from parent	$1,363,974	$7,261,348

On March 1, 2022, the Company and pH Pharma Ltd entered into an administrative services and facilities agreement whereby pH Pharma Ltd will perform services, functions and responsibilities for the Company. Under the agreement, the Company paid pH Pharma Ltd $100,000 per month through August 30, 2022 and will pay $15,000 from September 1, 2022 through February 28, 2023 based on the estimated value of the level of service to be performed. Additionally, the Company will pay pH Pharma Ltd $3,000 per month in lease payments. At September 30, 2022 the Company recorded a liability to accounts payable of $498,000 related to this agreement.

8.	Leases

On January 1, 2022, the Company adopted ASC 842 using the modified retrospective transition approach allowed under ASU 2018-11 which releases companies from presenting comparative periods and related disclosures under ASC 842 (Note 2). The Company adopted the standard under the modified retrospective approach and the effective date is as of the initial application. Consequently, financial information was not updated, and the disclosures required under ASU 2016-02 are not provided for dates and periods prior to January 1, 2022. The Company is party to one operating lease for office and laboratory space. The Company’s finance leases are immaterial both individually and in the aggregate. The Company has elected to apply the short-term lease exception to all leases of one year or less. As of September 30, 2022, this exception does not apply to any of the operating leases for office and laboratory space. Further, the Company has applied the guidance in ASC 842 to our corporate office and laboratory leases and have determined that these should be classified as operating leases. Consequently, as a result of the adoption of ASC 842, we recognized a ROU lease asset of approximately $4.2 million with a corresponding lease liability of approximately $4.4 million based on the present value of the minimum rental payments of such leases. In accordance with ASC 842, the beginning balance of the ROU lease asset was reduced by the existing deferred rent liability at inception of approximately $241,000. In the carve-out condensed consolidated balance sheet at September 30, 2022, the Company has a ROU asset balance of approximately $3.6 million and a current and non-current lease liability of approximately $0.7 million and $3.4 million, respectively, relating to the ROU lease asset.

In October 2019, the Company entered into a 24-month sublease for laboratory and office facilities in San Francisco, California. Base rent for this sublease was approximately $66,000 monthly with annual escalations of 3%. The Company vacated this facility in October 2021.

In October 2021, the Company entered into a lease for laboratory and office facilities in Palo Alto, California that expires in April 2027 with a five-year renewal option and opened a secured letter of credit with a third-party financial institution in lieu of a security deposit for $177,000. Base rent for this sublease is approximately $89,000 monthly with annual escalations of 3%.

Rent expense, including an allocation of costs from pH Pharma Ltd, for the nine months ended September 30, 2022 and 2021 was $0.9 million and $0.6 million, respectively.

Quantitative information regarding the Company’s leases for the nine months ended September 30, 2022 is as follows:

Nine Months Ended September 30, 2022
Operating cash flows paid for amounts included in the measurement of lease liabilities	$473,474
Operating lease liabilities arising from obtaining right-of-use assets	$4,189,492
Weighted-average remaining lease terms (years)	4.6
Weighted-average discount rate	10.0%

Future lease payments under noncancelable leases are as follows at September 30, 2022:

Operating Lease
2022	$265,667
2023	1,086,579
2024	1,119,176
2025	1,152,752
2026	1,187,334
Thereafter	398,681

Total lease payments	$5,210,189
Less: imputed interest	(1,076,331)

Total lease liabilities	$4,133,858

As most of the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company uses the incremental borrowing rate (discount rate) on January 1, 2022 for operating leases that commenced prior to that date.

9.	Commitments and Contingencies

Bayer Acquisition Agreement

In March 2017, pH Pharma, Inc. entered into an assignment, license, development and commercialization agreement (the “Bayer Acquisition Agreement”) with Bayer, to acquire from Bayer all right, title and interest in and to PHP-303, including each and every invention and any priority rights relating to its patents.

Upon entering into the Bayer Acquisition Agreement, pH Pharma, Inc. made an upfront payment, and the Company has agreed to pay certain development and regulatory milestones and future royalties. Royalties will be payable on a licensed product-by-licensed product and country-by-country basis until the later of ten years after the first commercial sale of such licensed product in such country and expiration of the last patent covering such licensed product in such country that would be sufficient to prevent generic entry.

Either party may terminate the Bayer Acquisition Agreement upon prior written notice for the other party’s material breach that remains uncured for a specified period of time or insolvency. Bayer agreed not to assert any Bayer intellectual property rights that were included in the scope of the Bayer Acquisition Agreement against the Company.

Employment Agreements

In January 2022, the Company entered into an employment agreement with its founder and director. The effective date of the employment agreement was February 1, 2022, and is subject to the completion of the business combination with Ignyte. As part of the agreement, the Company agreed to repay its founder and director $1.5 million in forwent salary over a period of four years. In addition, as part of the agreement, the Company agreed to repay $0.5 million of the $1.5 million outstanding under the related party loan upon closing of the Ignyte transaction. The remaining $1.0 million plus accrued interest will be repaid pursuant to the discretion of the Company’s Board of Directors. Further, the employment agreement provides for the payment of success fees in connection with future business or corporate development transactions (licensing, product development and acquisitions).

In March 2022, the Company entered into an employment agreement with its chief operating officer which is subject to the completion of the business combination with Ignyte. The agreement provides for confirmation of Peak Bio’s previously agreed upon success fee payment upon consummation of the business combination with Ignyte in the amount of $250,000 and the payment of success fees in connection with future business or corporate development transactions (licensing, product development and acquisitions).

Legal proceedings

The Company is not currently a party to any material legal proceedings. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses the costs related to its legal proceedings as incurred.

10.	Collaborative and Licensing Agreements

Venn License Agreement

In December 2019, a collaboration and license agreement (the “License Agreement”) was entered into with Venn to pursue research and development of certain payload and linker technologies that are useful for the development of antibody-drug conjugates. This collaboration was expected to allow Venn to further develop and commercialize such antibody-drug conjugates developed under the collaboration. Under the collaboration agreement with Venn, the Company received a $400,000 upfront payment and was expected to be eligible to receive reimbursement of costs and expenses incurred, certain development and regulatory milestone payments, royalties and commercial milestone payments with respect to licensed products for each product. Milestone payments were expected to be payable following the achievement of certain development, regulatory and commercial milestone events in each product, up to an aggregate of $107.1 million per product. Royalty payments were expected to be based on net sales of licensed products on a licensed product-by-licensed product basis. The initial term of the research collaboration was expected to be three years.

In April 2022, the Company entered into an agreement with its founder and director, in consideration of the repayment to be made by the Company’s founder and director to settle a contractual obligation for the upfront payment received by the Company associated with the License Agreement with Venn. Per the agreement, the Company agreed to repay its founder and director $400,000, with interest to accrue on the unpaid principal balance at the rate of 1% per annum. The timing of the repayment will be determined and pursuant to the discretion of the Company’s Board of Directors.

In May 2022, the Company’s founder and director repaid to Venn the $400,000 upfront payment and the License Agreement was terminated.

During the nine months ended September 30, 2022 and 2021, the Company did not recognize any revenue related to the upfront payment as it was not probable that a significant reversal in the amount of cumulative revenue recognized would not occur. In addition, no reimbursement of costs and expenses incurred, and no other payments (for development and regulatory milestones, royalties, and commercial milestones with respect to licensed products for each product) were received by the Company during the nine months ended September 30, 2022 and 2021 as none of the performance obligations were satisfied by the Company. At December 31, 2021, the Company recorded a liability to accrued expenses of $400,000 related to the upfront payment. At September 30, 2022, the Company recorded a liability to related party loans of $400,000 related to this payment.

11.	Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a par value of $0.3868 per share. The Spin-Off was completed on March 1, 2022, prior to the execution of the Business Combination Agreement with Ignyte Acquisition Corp (“Ignyte”), with Peak Bio retaining 8,283,613 shares of common stock.

In May 2022, the Company entered into an agreement with a certain investor in which the investor purchased an aggregate of 63,856 shares of Peak Bio Common Stock for aggregate gross proceeds of approximately $1.2 million.

12.	Grant Revenue

Government grants

Department of Defense, US Army Medica Research Acquisition Activity – this grant is for work on a COVID-19 therapeutic with a potential of $4.0 million, awarded in stages starting in January 2021 and with potential stages running through September 2026. For the nine months ended September 30, 2022 and 2021, grant revenue of $346,413 and $497,578 was recognized from this grant. Approximately $3.1 million in funding remains available for this grant at September 30, 2022.

13.	Debt

PPP loans pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”)

In April 2020, the Company received proceeds from a loan in the amount of $367,770 from Silicon Valley Bank (“SVB”), as lender, pursuant to the PPP of the CARES Act. The loan originally matured on April 20, 2022 and bore interest at a rate of 1.0% per annum. The loan was evidenced by a promissory note dated April 20, 2020, which contained customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The loan may have been prepaid by the Company at any time prior to maturity, with no prepayment penalties.

In April 2021, the Company received proceeds from another loan in the amount of $492,375 from SVB, as lender, pursuant to the PPP of the CARES Act. The loan originally matured on April 15, 2026 and bore interest at a rate of 1.0% per annum. The loan was evidenced by a promissory note dated April 15, 2021, which contained customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The loan may have been prepaid by the Company at any time prior to maturity, with no prepayment penalties.

The application for these funds required the Company to certify in good faith that the then-current economic uncertainty made the loan requests necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that was not significantly detrimental to the business. The Company made this good faith assertion based upon various factors, including the degree of uncertainty introduced to the capital markets as a result of the COVID-19 pandemic and the Company’s dependency on its ability to raise capital to fund ongoing operations.

All or a portion of the loans may have been forgiven by the U.S. Small Business Administration (“SBA”) upon application by the Company upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act, loan forgiveness was available for the sum of eligible and documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the eight-week period beginning on the date of loan approval. If, despite the Company’s good-faith belief that given the circumstances the Company satisfied all eligibility requirements for the loans, the Company was later determined to have violated any applicable laws or regulations or it is otherwise determined that the Company was ineligible to receive the loans, the Company may have been required to repay the loans in their entirety and/or be subject to additional penalties. In the event the loans, or any portion thereof, were forgiven pursuant to the PPP, the amounts forgiven would be applied to outstanding principal.

The Company used all proceeds from the loans to retain employees, maintain payroll and make lease, rent and utility payments. Under the terms of the loans, the Company may have been eligible for full or partial loan forgiveness. The Company applied for forgiveness on the loan dated April 20, 2020 and the loan plus accrued interest was forgiven in full on April 30, 2021. The Company applied for forgiveness on the loan dated April 15, 2021 and the loan plus accrued interest was forgiven in full on October 5, 2021. The Company recorded a gain on extinguishment of debt in the amount of $371,000 in the second quarter of 2021 and approximately $495,000 in the fourth quarter of 2021 for the forgiveness of the loans plus accrued interest.

The Company has accounted for the loans as a debt instrument in accordance with ASC 470, “Debt”. At September 30, 2022 and December 31, 2021, there was no amount outstanding under these loans.

Related Party Loans

In August 2021, the Company received proceeds from a loan in the amount of approximately $1.5 million from its founder and director. The loan, which was scheduled to mature on July 31, 2022, bears interest at a rate of 1.0% per annum. The loan is evidenced by a promissory note dated August 6, 2021, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties.

In January 2022, the Company entered into an employment agreement with its founder and director. As part of the agreement, the Company agreed to repay $0.5 million of the $1.5 million outstanding under the related party loan upon closing of the Ignyte transaction. The remaining $1.0 million plus accrued interest will be repaid pursuant to the discretion of the Company’s Board of Directors.

At September 30, 2022 and December 31, 2021, there was $1.5 million outstanding under this loan.

In April 2022, the Company entered into an agreement with its founder and director, in consideration of the repayment to be made by the Company’s founder and director to settle a contractual obligation for the upfront payment received by the Company associated with the License Agreement with Venn. Per the agreement, the Company agreed to repay its founder and director $400,000, with interest to accrue on the unpaid principal balance at the rate of 1% per annum. The timing of the repayment will be determined and pursuant to the discretion of the Company’s Board of Directors.

In May 2022, the Company’s founder and director repaid to Venn the $400,000 upfront payment and the License Agreement was terminated. At September 30, 2022, the Company recorded a liability to related party loans of $400,000 related to this payment.

In May 2022, the Company received proceeds from a loan in the amount of approximately $23,000 from an employee of the Company to settle certain payables of the Company. The loan accrues interest at 4% per annum and is to be repaid on October 31, 2022.

In September 2022, the Company received proceeds from a loan in the amount of $500,000 from one of its director nominees. The loan matures on the second anniversary and bear interest at a rate of 5.0% per annum. The loan was evidenced by a promissory note, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The loan may be prepaid by the Company at any time prior to maturity without the consent of the lender. At September 30, 2022 , there was $500,000 outstanding under this loan, which is recorded to long-term related party loan.

In November 2022, the related party loan entered into in September 2022 was amended resulting in the outstanding principal and accrued interest under the related party loan converting at a price of $10.00 per share into 50,273 shares of common stock along with a warrant to purchase 46,754 shares of common stock with an exercise price of $0.01 per share.

Long-term Convertible Notes Payable

From July through September 2022, the Company received proceeds from loans in the amount of $1.25 million from several lenders. The loans mature on the second anniversary and bear interest at a rate of 5.0% per annum. The loans were evidenced by promissory notes, which contain customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The loans may not be prepaid by the Company at any time prior to maturity without the consent of the lender. The Company will provide for the conversion of the principal and interest of the loans into shares of common stock at fair market value and 25% warrant coverage on common stock prior to the consummation of the Business Combination. Warrant coverage is conditioned on closing of the Business Combination and will be exercisable after the closing of the Business Combination with an exercise price of $0.01.

Upon issuance, the Company elected the fair value option to account for the promissory notes, including the component related to accrued interest. At September 30, 2022, the fair value of the promissory notes was $1.3 million. We recognized a $87,220 loss in the condensed consolidated statements of operations and comprehensive loss as fair value adjustments on convertible notes with respect to changes to the fair value of the promissory notes for the nine months ended September 30, 2022.

In November 2022, the Company amended the terms to provide warrant coverage on the conversion of the loans from 25% to 93% warrant coverage on common stock. The outstanding principal and accrued interest under the promissory notes converted at a price of $10.00 per share into 126,306 shares of common stock along with warrants to purchase 117,465 shares of common stock with an exercise price of $0.01 per share.

14.	Income Taxes

For interim financial reporting, the Company estimates its annual effective tax rate based on the projected income for its entire fiscal year and records a provision (benefit) for income taxes on a quarterly basis based on the estimated annual effective income tax rate. Our effective tax rate from continuing operations was 0.27% and 1.01% for the nine months ended September 30, 2022 and 2021 respectively. The Company recognized a tax benefit of $51,000 for the nine months ended September 30, 2022 and a tax expense of $63,000 for the nine months ended September 30, 2021.

15.	Subsequent Events

The Company evaluated subsequent events through November 21, 2022, the date on which these carve-out condensed consolidated financial statements were available to be issued, to ensure that these carve-out condensed consolidated financial statements include appropriate disclosure of events both recognized in the carve-out condensed consolidated financial statements as of September 30, 2022 and events which occurred subsequently but were not recognized in the carve-out condensed consolidated financial statements.

Ignyte Acquisition Corp (Ignyte)

On November 1, 2022 (the “Closing Date”), the Company completed the transactions contemplated by that certain business combination agreement, dated as of April 28, 2022 (the “Business Combination Agreement”), by and among Ignyte, Ignyte Korea Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Korean Sub”), and Peak Bio Co., Ltd. At the closing of the transactions, (i) the stockholders of Peak Bio transferred their respective shares of Peak Bio Common Stock to Korean Sub in exchange for shares of Ignyte Common Stock held by Korean Sub, and (ii) in the course of such share swap, Korean Sub distributed the shares of Peak Bio Common Stock to Ignyte in consideration of Ignyte Common Stock (which was in-turn delivered to the stockholders of Peak Bio as described in (i) above ((i) and (ii), collectively, the “Share Swap”). Upon consummation of the Share Swap, Peak Bio became a direct wholly-owned subsidiary of Ignyte. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

On the Closing Date, a purchaser (the “Original Subscriber”) purchased from the Company an aggregate of 50,000 shares of Ignyte Common Stock (the “Original PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $500,000, pursuant to a subscription agreement entered into effective as of April 28, 2020 (the “Original Subscription Agreement”).

On the Closing Date, a number of additional purchasers (each, a “New Subscriber”) purchased from the Company an aggregate of (i) 302,500 shares of Ignyte Common Stock (the “New PIPE Shares”) and (ii) 281,325 warrants (the “PIPE Financing Warrants”) to purchase shares of Ignyte Common Stock, at an exercise price of $0.01 per share, for a purchase price of $10.00 per share and an aggregate purchase price of $3,025,000, pursuant to separate subscription agreements entered into effective as of October 31, 2022 (each a “New Subscription Agreement”). The PIPE Financing Warrants are on terms substantially the same as the outstanding warrants that were included in the units issued in Ignyte’s initial public offering, except that the new warrants are not redeemable, and the warrants shall be exercisable for one year.

On the Closing Date, a number of Peak Bio’s lenders (each, a “Bridge Loan PIPE Subscriber” and together with the Original Subscriber and the New Subscribers, the “Subscribers”) purchased from the Company an aggregate of (i) 176,579 shares of Ignyte Common Stock (the “Bridge Loan PIPE Shares” and together with the Original PIPE Shares and the New PIPE Shares, the “PIPE Shares”) and (ii) 164,218 warrants (the “Bridge Loan PIPE Financing Warrants” and together with the PIPE Financing Warrants, the “PIPE Warrants”) to purchase shares of Ignyte Common Stock, at an exercise price of $0.01 per share, in consideration for their agreement to cancel an aggregate principal amount of $1,750,000 and the interest accrued thereon in promissory notes evidencing the loans such lenders had extended to Peak Bio between July and September 2022, pursuant to separate subscription agreements entered into effective as of October 31, 2022 (each a “Bridge Loan PIPE Subscription Agreement” and together with the Original Subscription Agreement and the New Subscription Agreements, the “Subscription Agreements”). The Bridge Loan PIPE Financing Warrants are on terms substantially the same as the outstanding warrants that were included in the units issued in Ignyte’s initial public offering, except that the new warrants are not redeemable, and the warrants shall be exercisable for one year.

Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares and the PIPE Financing Warrants. The sale of the PIPE Shares and PIPE Financing Warrants was consummated concurrently with the Closing.

Upon the Closing, Ignyte as the registrant changed its name to “Peak Bio, Inc.”

Convertible Note

On November 1, 2022, the Company issued a $1,512,500 convertible note. The convertible note accrues interest at a rate of 8% per annum and is payable on October 31, 2023, provided however that the Company agrees to make mandatory prepayments on this note (which shall first be applied to accrued interest and then to principal) from time to time in amounts equal to 15% of the gross proceeds received by the Company from any equity lines, forward purchase agreements or other equity financings consummated by Company prior to the maturity date.

On the maturity date, the note holder may, in its sole and absolute discretion, convert all or part of the principal and/or accrued interest of this convertible note into shares of common stock of the Company at a per share conversion price equal to 90% of the volume weighted average price of a share of common stock of the Company for the five trading days immediately prior to the maturity date.

White Lion Common Stock Purchase and Registration Rights Agreements

On November 3, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Capitalized terms used but not otherwise defined in this section shall have the meanings given to such terms by the Common Stock Purchase Agreement and the White Lion RRA.

The Company is obligated under the Common Stock Purchase Agreement and the White Lion RRA to file a registration statement with the SEC to register the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), for the resale by White Lion of shares of Common Stock that the Company may issue to White Lion under the Common Stock Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the Common Stock Purchase Agreement, the Company’s right to sell shares to White Lion will commence on the effective date of the registration statement and extend until November 1, 2025. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”).

The number of shares sold pursuant to any such notice may not exceed (i) the lower of (a) the Purchase Notice Fixed Limit (described below) and (b) the dollar amount equal to the product of (1) the Average Daily Trading Volume, and the applicable Percentage Limit. The Purchase Notice Fixed Limit is $500,000 upon payment of the Initial Commitment Shares and can be increased in two tranches: (A) to $1,000,000 following an aggregate purchase of $5,000,000 shares and issuance by the Company to White Lion of an additional $250,000 in Commitment Shares, and (B) to $2,000,000 following an aggregate purchase of $10,000,000 shares and issuance by the for payment of an additional $250,000 in Commitment Shares.

The applicable Percentage Limit is 40% or 150% depending on the price the Company agrees to sell shares to White Lion. At an applicable Percentage Limit of 40%, the purchase price to be paid by White Lion for any such shares will equal 97% of lowest daily volume-weighted average price of Common Stock during a period of two consecutive trading days following the applicable Notice Date until an aggregate of $50,000,000 in shares have been purchased under Common Stock Purchase Agreement, at which point the purchase price to be paid by White Lion will equal 98% of the lowest daily volume-weighted average price of Common Stock during a period of two consecutive trading days following the applicable Notice Date. At an applicable Percentage Limit of 150%, the purchase price to be paid by White Lion for any such shares will equal 94.5% of the lowest daily volume-weighted average price of Common Stock during a period of three consecutive trading days following the applicable Notice Date.

The Company will have the right to terminate the Common Stock Purchase Agreement at any time after Commencement, at no cost or penalty, upon three (3) trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Common Stock Purchase Agreement upon three (3) days’ prior written notice to the Company if (i) there is a Fundamental Transaction, (ii) the Company is in breach or default in any material respect of the White Lion RRA, (iii) there is a lapse of the effectiveness, or unavailability of, the registration statement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (iv) the suspension of trading of the Common Stock for a period of five (5) consecutive trading days, (v) the material breach of the Common Stock Purchase Agreement by the Company, which breach is not cured within the applicable cure period or (vi) a Material Adverse Effect has occurred and is continuing. No termination of the Common Stock Purchase Agreement will affect the registration rights provisions contained in the White Lion RRA.

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion shares of Common Stock having a value of $250,000 based upon the Closing Sale Price of Common Stock two Trading Days prior to the filing of the Initial Registration Statement as Initial Commitment Shares. The Company may increase the number of shares it may sell to White Lion by issuing additional Commitment Shares in two additional tranches of $250,000 each.

Concurrently with the execution of the Common Stock Purchase Agreement, the Company entered into the White Lion RRA with White Lion in which the Company has agreed to register the shares of Common Stock purchased by White Lion with the SEC for resale within 30 days of the consummation of a business combination. The White Lion RRA also contains usual and customary damages provisions for failure to file and failure to have the registration statement declared effective by the SEC within the time periods specified.

The Common Stock Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.